Blue Wolf Mongolia Holdings Corp. Announces Pricing of $70,000,000 Initial Public Offering

NEW YORK, July 15, 2011 /PRNewswire/ — Blue Wolf Mongolia Holdings Corp. (the "Company") (NASDAQ: MNGL), a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business, today announced the pricing of its initial public offering of 7,000,000 units at a price of $10.00 per unit for gross proceeds of $70,000,000 on July 14, 2011.  Each unit issued in the initial public offering consists of one ordinary share and one warrant to purchase one ordinary share at an exercise price of $12.00 per share.

The Company's units are expected to be listed today on the NASDAQ Capital Market under the ticker symbol “MNGLU”.  The Company has granted the underwriters a 45-day option to purchase up to an additional 1,050,000 units to cover over-allotments, if any.

Deutsche Bank Securities Inc. acted as sole book-running manager and representative of the underwriters of the offering.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission on July 14, 2011.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc., 100 Plaza One, Jersey City, NJ 07311 (Attn: Prospectus Department), (800) 503-4611, or email:  prospectus.cpdg@db.com.

About Blue Wolf Mongolia Holdings Corp.

Blue Wolf Mongolia Holdings Corp. is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business, with a primary focus on Mongolia. The Company's target business will not be limited to a particular industry or geographic region.

For more information, please contact:

Nicolas Edwards
President and Chief Financial Officer
Blue Wolf Mongolia Holdings Corp.
Telephone: (203) 524-5272